EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-20165, 333-20167, 333-64083, 333-68176, 333-152573, and 333-190854 on Form S-8 of our report dated April 27, 2012 (March 18, 2013 as to the presentation of a separate consolidated statement of comprehensive income for 2011), relating to the consolidated financial statements and financial statement schedule of Northwest Pipe Company and subsidiaries for the year ended December 31, 2011 (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K/A of Northwest Pipe Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Portland, Oregon

September 4, 2014